FOR IMMEDIATE RELEASE

May 13, 2008

Contact: Rob Jorgenson

 724-465-5448

S&T Bancorp, Inc. Announces Merger Approval by
IBT Bancorp, Inc. Shareholders

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced shareholder approval of the previously-announced merger transaction in which S&T Bancorp, Inc. will acquire IBT Bancorp, Inc. (AMEX: IRW). The special meeting of shareholders of IBT Bancorp, Inc. was held on May 13, 2008 at 2:00 p.m. EDT. The IBT Bancorp, Inc. shareholders approved and adopted the Agreement and Plan of Merger as of December 16, 2007 between S&T Bancorp, Inc. and IBT Bancorp, Inc. Among other things, the Agreement and Plan of Merger does the following:

  It provides for the merger of IBT Bancorp, Inc. with and into S&T Bancorp, Inc.
  It denotes that each share of IBT Bancorp, Inc. common stock outstanding immediately prior to the merger will be converted into cash or shares of S&T Bancorp, Inc. common stock with cash in lieu of fractional shares.

S&T Bancorp, Inc. has received all necessary regulatory approvals for completion of the merger. The merger is currently expected to be effective in early June 2008. With this merger, S&T Bank will have combined assets of more than $4.3 billion and 55 branch offices.

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S&T Bancorp, Inc. Announces Merger Approval by
IBT Bancorp, Inc. Shareholders (cont.)

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 46 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.5 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.

About IBT Bancorp, Inc.

IBT Bancorp, Inc. is a bank holding company that provides a range of commercial and retail banking services through its wholly owned banking subsidiary, Irwin Bank. Irwin Bank engages in a full-service mortgage, commercial and consumer banking business, as well as trust and a variety of deposit services provided to its customers. Irwin Bank's main office, full-service branch offices, loan center, trust office and supermarket branches are located in the Pennsylvania counties of Westmoreland and Allegheny.

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